Exhibit 99.1

October 29, 2020	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Reports Third Quarter 2020 Results

HOUSTON, Oct. 29, 2020 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the third quarter of 2020.

“2020 has proven to be the most challenging year for natural gas prices in the last 25 years, resulting from a multi-year trend of overcapitalization of both oil and natural gas assets across our industry,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “However, we are optimistic about the path forward as our industry as a whole has begun to adopt a similar philosophy on disciplined capital allocation that has been paramount to Cabot’s strategy for years, which is centered on delivering strong corporate returns, generating free cash flow, returning capital to shareholders, and maintaining a strong balance sheet. We believe this capital discipline, along with rebounding demand largely driven by exports, will continue to move natural gas supply and demand toward a more sustainable balance, allowing Cabot to deliver a significant expansion of free cash flow in 2021 and beyond, while also increasing our return on and of capital.”

Third Quarter 2020 Financial Results

Third quarter 2020 daily production was 2,406 million cubic feet equivalent (Mmcfe) per day (100 percent natural gas). During the third quarter of 2020, the Company drilled 13.0 net wells, completed 18.1 net wells, and placed 28.2 net wells on production.

Third quarter 2020 natural gas price realizations, including the impact of derivatives, were $1.57 per thousand cubic feet (Mcf), a decrease of 26 percent compared to the prior-year period. Excluding the impact of derivatives, third quarter 2020 natural gas price realizations were $1.51 per Mcf, representing a $0.47 discount to NYMEX settlement prices compared to a $0.34 discount in the prior-year period. Third quarter 2020 operating expenses (including interest expense) were $1.41 per thousand cubic feet equivalent (Mcfe), an improvement of one percent compared to the prior-year period.

Third quarter 2020 net loss was $15.0 million, or $0.04 per share, compared to net income of $90.4 million, or $0.22 per share, in the prior-year period. Third quarter 2020 adjusted net income (non-GAAP) was $37.3 million, or $0.09 per share, compared to $119.7 million, or $0.29 per share, in the prior-year period. Third quarter 2020 EBITDAX (non-GAAP) was $163.7 million, compared to $283.6 million in the prior-year period.

Third quarter 2020 net cash provided by operating activities was $129.1 million, compared to $270.9 million in the prior-year period. Third quarter 2020 discretionary cash flow (non-GAAP) was $146.9 million, compared to $275.5 million in the prior-year period. Third quarter 2020 free cash flow (non-GAAP) was ($0.3) million, compared to $72.4 million in the prior-year period. “Despite lower realized prices and the corresponding impact of strategic price-related curtailments on our production volumes, Cabot was able to deliver a free cash breakeven program during the third quarter,” commented Dinges. “Based on the current NYMEX futures, we expect to generate between $125 and $150 million of free cash flow during the fourth quarter, resulting in our fifth consecutive year of positive free cash flow generation, despite the expectation for the lowest average annual NYMEX natural gas price on record since 1995.”

Cabot incurred a total of $128.4 million of capital expenditures in the third quarter of 2020 including $119.2 million of drilling and facilities capital, $2.0 million of leasehold acquisition capital, and $7.2 million of other capital.

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and return on capital employed (ROCE).

Year-to-Date 2020 Financial Results

Daily equivalent production for the nine-month period ended September 30, 2020 was 2,333 Mmcfe per day (100 percent natural gas). During the nine-month period ended September 30, 2020, the Company drilled 49.2 net wells, completed 62.3 net wells, and placed 62.2 net wells on production.

Natural gas price realizations, including the impact of derivatives, were $1.60 per Mcf for the nine-month period ended September 30, 2020, a decrease of 38 percent compared to the prior-year period. For the nine-month period ended September 30, 2020, operating expenses (including interest expense) were $1.44 per Mcfe.

For the nine-month period ended September 30, 2020, net income was $69.3 million, or $0.17 per share, compared to $534.1 million, or $1.27 per share, in the prior-year period. Adjusted net income (non-GAAP) was $109.3 million, or $0.27 per share, compared to $578.0 million, or $1.38 per share, in the prior-year period. EBITDAX (non-GAAP) for the nine-month period ended September 30, 2020 was $489.6 million, compared to $1,108.3 million in the prior-year period.

For the nine-month period ended September 30, 2020, net cash provided by operating activities was $470.4 million, compared to $1,182.8 million in the prior-year period. Discretionary cash flow (non-GAAP) for the nine-month period ended September 30, 2020 was $464.6 million, compared to $1,083.2 million in the prior-year period. Free cash flow (non-GAAP) for the nine-month period ended September 30, 2020 was ($13.8) million, compared to $453.5 million in the prior-year period.

Cabot incurred a total of $463.9 million of capital expenditures during the nine-month period ended September 30, 2020 including $449.0 million of drilling and facilities capital, $3.3 million of leasehold acquisition capital, and $11.6 million of other capital.

Financial Position and Liquidity

As of September 30, 2020, Cabot had total debt of $1.2 billion and cash on hand of $0.2 million. The Company's debt-to-total capitalization ratio and debt-to-trailing twelve months EBITDAX ratio (non-GAAP) were 35.4 percent and 1.5x, respectively, compared to 36.2 percent and 0.9x as of December 31, 2019. As of September 30, 2020, the Company had $28.0 million outstanding under its credit facility, resulting in approximately $1.5 billion of liquidity. “While our leverage ratio has increased moderately throughout 2020 as a result of reduced EBITDAX due to lower price realizations, we anticipate a significant reduction in our leverage in 2021 through a combination of higher EBITDAX resulting from improved price realizations and lower absolute debt levels as we plan to utilize a portion of our expected free cash flow to retire our 2021 debt maturities,” said Dinges.

Upper Marcellus Operations Update

Cabot has placed five Upper Marcellus wells on production during 2020, which have been producing for an average of 140 days. These wells are located across the eastern, western, and northern areas of the Company’s acreage position and are offset to currently producing Lower Marcellus wells. Based on the production history to date, on average these wells are currently exceeding the estimated ultimate recovery (EUR) of 2.7 billion cubic feet (Bcf) per thousand lateral feet that was reported at year-end for Cabot’s 2018 and 2019 Upper Marcellus wells. "We believe these results continue to demonstrate the productivity of this distinct, economic interval across our 173,000 net acre position in the core of the dry gas window in northeast Pennsylvania,” noted Dinges. “We plan to continue to allocate a modest amount of capital to the Upper Marcellus annually as we continue to optimize our well design and lateral placement across this interval, with the intent of moving to full development of our Upper Marcellus inventory at the tail end of this decade. We expect to develop the Upper Marcellus at an average lateral length greater than 10,000 feet, which would provide significant well cost savings, further improving the economics of our Upper Marcellus inventory.”

Fourth Quarter / Full-Year 2020 and Preliminary 2021 Guidance

Cabot has reaffirmed its fourth quarter 2020 production guidance range of 2,300 to 2,350 Mmcfe per day, which includes the impact of previously announced price-related curtailments during the quarter. The Company has also reaffirmed its full-year 2020 production guidance range of 2,325 to 2,340 Mmcfe per day based on a capital program of $575 million.

Cabot has also provided preliminary 2021 production guidance of 2,350 Mmcfe per day from a capital program of $530 to $540 million, representing a seven percent reduction in capital spending year-over-year at the midpoint of the range. “Despite the expectation for higher price realizations and cash flow in 2021, our capital allocation priorities remain focused on maintaining our current production levels, funding our current dividend, retiring our 2021 debt maturities, and opportunistically returning incremental free cash flow to shareholders as we continue to target a minimum return of capital of at least 50 percent of free cash flow annually,” stated Dinges. “While we will continue to analyze the natural gas market outlook as we evaluate the potential for disciplined investment in modest levels of growth capital in the future, it is our belief that the natural gas price futures for 2022 and beyond, which are currently in backwardation, do not warrant incremental levels of capital investment above our current maintenance capital requirements at this time.”

Inaugural Sustainability Accounting Standards Board (SASB) Report

Cabot today issued its inaugural SASB report, highlighting the Company’s commitment to environmental responsibility, workforce health and safety, business ethics, and risk management. The report is available at www.cabotog.com/corporate-responsibility. “At Cabot, we strive not only to be a leading independent producer of natural gas, but to also be a leader in safe, responsible operations, to minimize our impact on the environment, and to be a valued partner to our employees and communities,” commented Dinges. “We believe this commitment, along with our operational success, continues to create value for our shareholders and other stakeholders in our communities. With the issuance of this inaugural SASB report, we are adding transparency into our environmental, social and governance programs, further highlighting our focus on sustainable and responsible operations.”

Conference Call Webcast

A conference call is scheduled for Friday, October 30, 2020, at 9:30 a.m. Eastern Time to discuss third quarter 2020 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continuing effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, the availability of cash on hand and other sources of liquidity to fund our capital expenditures, the repayment of our debt maturities and our dividends, actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION
CONTACT Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
PRODUCTION VOLUMES
Natural gas (Bcf)	221.4	220.7	639.2	639.3
Equivalent production (Bcfe)	221.4	220.7	639.2	639.3
Daily equivalent production (Mmcfe/day)	2,406	2,399	2,333	2,342

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$1.57	$2.11	$1.60	$2.56
Natural gas, excluding hedges ($/Mcf)	$1.51	$1.89	$1.55	$2.38

AVERAGE UNIT COSTS ($/Mcfe)(1)
Direct operations	$0.09	$0.09	$0.09	$0.09
Transportation and gathering	0.66	0.66	0.67	0.66
Taxes other than income	0.02	0.02	0.02	0.02
Exploration	0.02	0.02	0.02	0.02
Depreciation, depletion and amortization	0.45	0.50	0.46	0.47
General and administrative (excluding stock-based compensation)	0.06	0.07	0.07	0.08
Stock-based compensation	0.05	0.01	0.06	0.04
Interest expense	0.06	0.06	0.07	0.06
	$1.41	$1.43	$1.44	$1.44

WELLS DRILLED (2)
Gross	14	22	55	71
Net	13.0	22.0	49.2	71.0

WELLS COMPLETED (2)
Gross	22	29	71	71
Net	18.1	29.0	62.3	71.0
_______________________________________________________________________________
(1)Total unit cost may differ from the sum of the individual costs due to rounding.
(2)Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
OPERATING REVENUES
Natural gas	$333,256	$418,133	$991,882	$1,521,789
(Loss) gain on derivative instruments	(42,253)	11,060	17,783	82,966
Other	38	(82)	181	154
	291,041	429,111	1,009,846	1,604,909
OPERATING EXPENSES
Direct operations	20,197	19,181	54,864	55,608
Transportation and gathering	146,982	145,681	425,563	424,703
Taxes other than income	3,615	4,607	10,705	14,094
Exploration	3,900	4,481	10,669	15,029
Depreciation, depletion and amortization	99,649	110,889	294,406	299,294
General and administrative (excluding stock-based compensation)	12,890	16,272	44,901	48,398
Stock-based compensation(1)	11,372	2,119	35,956	23,972
	298,605	303,230	877,064	881,098
Earnings (loss) on equity method investments	—	3,860	(59)	11,194
Gain (loss) on sale of assets	31	36	(139)	(1,464)
(LOSS) INCOME FROM OPERATIONS	(7,533)	129,777	132,584	733,541
Interest expense, net	14,389	13,554	43,143	40,302
Other expense	57	143	171	430
(Loss) income before income taxes	(21,979)	116,080	89,270	692,809
Income tax (benefit) expense	(7,018)	25,722	19,947	158,679
NET (LOSS) INCOME	$(14,961)	$90,358	$69,323	$534,130
(Loss) earnings per share - Basic	$(0.04)	$0.22	$0.17	$1.27
Weighted-average common shares outstanding	398,580	412,456	398,500	419,199
_______________________________________________________________________________
(1)Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	September 30, 2020	December 31, 2019
ASSETS
Current assets	$322,552	$568,248
Properties and equipment, net (Successful efforts method)	4,034,680	3,855,706
Other assets	62,073	63,291
	$4,419,305	$4,487,245
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$197,928	$241,034
Current portion of long-term debt	188,000	87,000
Long-term debt, net (excluding current maturities)	973,712	1,133,025
Deferred income taxes	748,489	702,104
Other liabilities	192,688	172,595
Stockholders' equity	2,118,488	2,151,487
	$4,419,305	$4,487,245

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(14,961)	$90,358	$69,323	$534,130
Depreciation, depletion and amortization	99,649	110,889	294,406	299,294
Deferred income tax (benefit) expense	(5,576)	36,350	46,513	188,997
(Gain) loss on sale of assets	(31)	(36)	139	1,464
Exploratory dry hole cost	—	—	2,011	16
Loss (gain) on derivative instruments	42,253	(11,060)	(17,783)	(82,966)
Net cash received in settlement of derivative instruments	14,106	46,555	33,529	114,931
Stock-based compensation and other	10,741	1,662	34,204	22,720
Income charges not requiring cash	733	754	2,293	4,635
Changes in assets and liabilities	(17,854)	(4,598)	5,758	99,590
Net cash provided by operating activities	129,060	270,874	470,393	1,182,811

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(147,239)	(199,196)	(478,422)	(620,696)
Proceeds from sale of assets	60	55	335	2,401
Investment in equity method investments	—	(3,846)	(35)	(8,977)
Distribution of investment from equity method investments	—	898	—	1,656
Proceeds from sale of equity method investments	—	—	(9,424)	—
Net cash used in investing activities	(147,179)	(202,089)	(487,546)	(625,616)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	(59,000)	—	(59,000)	(7,000)
Treasury stock repurchases	—	(190,808)	—	(347,446)
Dividends paid	(39,857)	(37,025)	(119,532)	(104,722)
Tax withholdings on vesting of stock awards	(18)	(30)	(6,350)	(10,587)
Capitalized debt issuance costs	—	—	—	(7,411)
Net cash used in financing activities	(98,875)	(227,863)	(184,882)	(477,166)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(116,994)	$(159,078)	$(202,035)	$80,029

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net (Loss) Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Adjusted Net Income is defined as net income or loss plus gain and loss on sale of assets, gain and loss on derivative instruments, stock-based compensation expense, severance expense, interest expense related to income tax reserves and tax effect on selected items. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income or loss and earnings or loss per share, as defined by GAAP.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
As reported - net (loss) income	$(14,961)	$90,358	$69,323	$534,130
Reversal of selected items:
(Gain) loss on sale of assets	(31)	(36)	139	1,464
Loss on derivative instruments(1)	56,359	35,495	15,746	31,965
Stock-based compensation expense	11,372	2,119	35,956	23,972
Severance expense	—	398	—	2,521
Interest expense related to income tax reserves	—	—	—	(3,052)
Tax effect on selected items	(15,442)	(8,672)	(11,825)	(12,986)
Adjusted net income	$37,297	$119,662	$109,339	$578,014
As reported - (loss) earnings per share	$(0.04)	$0.22	$0.17	$1.27
Per share impact of selected items	0.13	0.07	0.10	0.11
Adjusted earnings per share	$0.09	$0.29	$0.27	$1.38
Weighted-average common shares outstanding	398,580	412,456	398,500	419,199
_______________________________________________________________________________
(1)This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in (Loss) gain on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as Adjusted Net Income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which we have employed capital over time. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income or loss, as defined by GAAP.

	Twelve Months Ended September 30,
(In thousands)	2020	2019
Interest expense, net	$57,793	$55,926
Interest expense related to income tax reserves (1)	—	3,590
Tax benefit	(13,183)	(13,590)
After-tax interest expense, net (A)	44,610	45,926

As reported - net income	216,263	809,174
Adjustments to as reported - net income, net of tax	13,826	4,622
Adjusted net income (B)	230,089	813,796

Adjusted net income before interest expense, net (A + B)	$274,699	$859,722

Total debt - beginning of twelve month period	$1,219,790	$1,285,848
Stockholders’ equity - beginning of twelve month period	2,213,576	2,094,147
Capital employed - beginning of twelve month period	3,433,366	3,379,995

Total debt - end of twelve month period	1,161,712	1,219,790
Stockholders’ equity - end of twelve month period	2,118,488	2,213,576
Capital employed - end of twelve month period	3,280,200	3,433,366

Average capital employed (C)	$3,356,783	$3,406,681

Return on average capital employed (ROCE) (A + B) / C	8.2%	25.2%
_______________________________________________________________________________
(1)Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, return capital to shareholders through dividends and share repurchases, and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income or loss, as defined by GAAP, or as a measure of liquidity.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income or loss, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$129,060	$270,874	$470,393	$1,182,811
Changes in assets and liabilities	17,854	4,598	(5,758)	(99,590)
Discretionary cash flow	146,914	275,472	464,635	1,083,221
Capital expenditures	(147,239)	(199,196)	(478,422)	(620,696)
Investment in equity method investments	—	(3,846)	(35)	(8,977)
Free cash flow	$(325)	$72,430	$(13,822)	$453,548

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income or loss plus interest expense, other expense, income tax expense and benefit, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income or loss, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
Net (loss) income	$(14,961)	$90,358	$69,323	$534,130
Plus (less):
Interest expense, net	14,389	13,554	43,143	40,302
Other expense	57	143	171	430
Income tax (benefit) expense	(7,018)	25,722	19,947	158,679
Depreciation, depletion and amortization	99,649	110,889	294,406	299,294
Exploration	3,900	4,481	10,669	15,029
(Gain) loss on sale of assets	(31)	(36)	139	1,464
Non-cash gain (loss) on derivative instruments	56,359	35,495	15,746	31,965
(Earnings) loss on equity method investments	—	(3,860)	59	(11,194)
Equity method investment distributions	—	4,758	—	14,266
Stock-based compensation	11,372	2,119	35,956	23,972
EBITDAX	$163,716	$283,623	$489,559	$1,108,337

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	September 30, 2020	December 31, 2019
Current portion of long-term debt	$188,000	$87,000
Long-term debt, net	973,712	1,133,025
Total debt	$1,161,712	$1,220,025
Stockholders’ equity	2,118,488	2,151,487
Total capitalization	$3,280,200	$3,371,512

Total debt	$1,161,712	$1,220,025
Less: Cash and cash equivalents	(170)	(200,227)
Net debt	$1,161,542	$1,019,798

Net debt	$1,161,542	$1,019,798
Stockholders’ equity	2,118,488	2,151,487
Total adjusted capitalization	$3,280,030	$3,171,285

Total debt to total capitalization ratio	35.4%	36.2%
Less: Impact of cash and cash equivalents	—%	4.0%
Net debt to adjusted capitalization ratio	35.4%	32.2%
Capital Expenditures

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
Cash paid for capital expenditures	$147,239	$199,196	$478,422	$620,696
Change in accrued capital costs	(18,883)	(1,732)	(12,486)	1,436
Exploratory dry hole cost	—	—	(2,011)	(16)
Capital expenditures	$128,356	$197,464	$463,925	$622,116